Exhibit 99.2

Contacts:

Media	Investor Relations
Robert C. Ferris	Mark Macaluso
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	mark.macaluso@honeywell.com

Honeywell Announces results of ANY AND ALL Cash Tender Offer

MORRIS PLAINS, N.J., October 31, 2016 – Honeywell International Inc. (“Honeywell” or the “Company”) (NYSE: HON) today announced the final results for its previously announced cash tender offer (the “Offer”) to purchase any and all of its outstanding notes set forth in the table below (collectively, the “Notes”). As of 5:00 p.m., New York City time, on October 31, 2016 (the “Expiration Time”), the principal amounts of Notes of each series outstanding and validly tendered and not validly withdrawn are as set forth in the table below.

Title of Security	CUSIP	Aggregate Principal Amount Outstanding prior to Offer	Aggregate Principal Amount Tendered at Expiration Date

5.30% Senior Notes due 2017	438516AS5	$400,000,000	$145,321,000

5.30% Senior Notes due 2018	438516AX4	$900,000,000	$260,344,000

5.00% Senior Notes due 2019	438516AZ9	$900,000,000	$239,794,000

Additionally, $49,000 aggregate principal amount of its outstanding 5.30% Senior Notes due 2017, $305,000 aggregate principal amount of its outstanding 5.30% Senior Notes due 2018 and $70,000 aggregate principal amount of its outstanding 5.00% Senior Notes due 2019 were tendered pursuant to the guaranteed delivery procedures described in the Tender Offer Documents (as defined below).

The Offer was made pursuant to the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery sent to holders of the Notes, each dated October 24, 2016 (the “Tender Offer Documents”).

Honeywell has accepted for purchase all Notes validly tendered and not validly withdrawn at or prior to the Expiration Time. Holders whose Notes have been accepted for purchase will also receive accrued and

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unpaid interest on the purchased Notes from the last interest payment date for such Notes up to, but excluding, the Settlement Date (as defined below). Honeywell will not accept any further tenders.

The Settlement Date for Notes validly tendered and not validly withdrawn before the Expiration Time is expected to be November 1, 2016. The settlement dates for Notes tendered pursuant to the guaranteed delivery procedures and accepted for payment is expected to be November 3, 2016. Honeywell intends to finance the payment for the Notes tendered pursuant to the Offer with a portion of the proceeds raised from its previously announced offering of senior unsecured notes.

The Company intends to redeem any and all Notes that are not tendered and accepted in the Offer in accordance with the indenture governing the Notes (the “Indenture”). The Company is not obligated to redeem Notes that are not tendered and accepted in the Offer, and there can be no assurance it will do so. Statements of intent in this news release shall not constitute a notice of redemption under the Indenture. Any such notice, if made, will only be made in accordance with the provisions of the Indenture.

Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC served as Dealer Managers in connection with the Offer.

This news release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities. The Offer is being made only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the laws require the Offer to be made by a licensed broker or dealer, the Offer will be made by the Dealer Managers on behalf of Honeywell. None of Honeywell, the Tender and Information Agent, the Dealer Managers or the Trustee with respect to the Notes, nor any of their affiliates, makes any recommendation as to whether holders should tender or refrain from tendering all or any portion of their Notes in response to the Offer.

Honeywell is a Fortune 100 diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes, and industry; turbochargers; and performance materials.

This news release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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